Exhibit 10.1

Execution Copy

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release of Claims (“Agreement”) is made by and among Kevin Mulloy (“Executive”), an individual, Intelsat Holdings, Ltd., a Bermuda corporation (“Holdings” or the “Company”), and Intelsat Global Service Corporation, a Delaware corporation, (“IGSC”, and, collectively with Holdings, “Intelsat”).

WHEREAS, the Executive is a party to an Employment Agreement with Intelsat dated as of January 28, 2005, as amended (the “Employment Agreement”); and

WHEREAS, the Executive’s employment with Intelsat will terminate as of January 27, 2006 and Intelsat desires to provide Executive with separation benefits as set forth in his Employment Agreement to assist Executive in the period of transition following Executive’s termination;

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1) SEPARATION BENEFITS.

a)	SEPARATION DATE AND FINAL PAYCHECK. Executive’s employment with Intelsat will terminate effective January 27, 2006 (the “Separation Date”). The Executive will receive normal compensation up to and including the Separation Date, as well as a lump sum payment of $46,152 for thirty (30) days of accrued vacation, less all required tax withholdings and other authorized deductions.

b)	SEVERANCE PAY. Following Executive’s execution and non-revocation of this Agreement, and provided all Company property has been returned (in accordance with Section 8 of this Agreement), Intelsat will pay to Executive severance pay in the amount of $1,280,000, less all required tax withholdings and other authorized deductions, in twenty-four (24) equal monthly installments of $53,333.33, commencing February 17, 2006, and paid thereafter on the first regular payroll date of each month.

c)	2005 BONUS. The Company will pay the Executive 50% of his 2005 bonuses at the same time and to the same extent that such bonuses, if any, are paid to other senior executives of the Company, but no later than March 15, 2006. Such bonuses, if paid, will be calculated as follows: Maximum Bonus Amount (as defined in the Employment Agreement), plus the additional 50% of the Maximum Bonus Amount payable upon determination of achievement of financial targets established under the 2005 corporate bonus plan, with the sum of these amounts divided by two (2), and paid in a lump sum less all required tax withholdings and other authorized deductions.

d)	CONTINUED COVERAGE UNDER GROUP HEALTH PLANS. Executive shall be entitled to elect to continue coverage under each of the Company’s group health plans in which he was enrolled as of the date his coverage ceases in accordance with the terms of the Employment Agreement, consistent with the status and level of coverage that was in place as of such date, in accordance with the requirements of the Consolidate Omnibus Budget Reconciliation Act of 1985 and its relevant regulations (“COBRA”). Executive shall be solely responsible for paying the full amount of all premiums that are chargeable in connection with such coverage, subject to all requirements of COBRA. Upon expiration of COBRA coverage, the Executive, at his option and his own expense, may convert such health insurance coverage to a private policy subject to and to the extent provided by the terms of the Company’s employee health insurance plan.

e)	SHARE REPURCHASE. The Company shall repurchase, and the Executive shall sell to the Company, on February 15, 2006, all of the purchased shares and time-vested shares held by the Executive, which number is agreed to be 19,454 shares as of his Separation Date, at a price per share of $236, for a total repurchase price of $4,591,144. The Company also shall repurchase from the Executive all of his remaining unvested shares, which number is agreed to be 35,786, at their par value of $0.001 per share, for a total of $36.00, which shall be paid in a cash lump sum on February 15, 2006. The Company shall pay the repurchase price of the purchased and time-vested shares as follows: 20% ($918,228.80) to be paid in a cash lump sum on February 15, 2006; and the remaining 80% to be paid, without interest, pursuant to a note executed in favor of the Executive in four equal installments of $918,228.80 on each of August 15, 2006; February 15, 2007; August 15, 2007; and February 15, 2008; provided that, on each of such dates, the Executive is not in breach of any obligation under this Agreement or any other agreement with the Company. Such payments shall not be subject to withholding for taxes, as the shares are capital assets of the Executive that have been held for the Internal Revenue Code’s one-year long-term capital gain period. The Company may prepay the note in whole or in part at any time without penalty.

f)	PERFORMANCE SHARES. Executive agrees that his Performance Shares, as defined in the Employment Agreement, will not have vested as of the Separation Date. The Performance Shares shall remain outstanding, and may become vested, during the 180-day period immediately following the Separation Date, as contemplated in Section 4.4(c) of the Employment Agreement, and in such case Section 4.4(d) of the Employment Agreement will continue in full force and effect. At the conclusion of the 180-day period, all Performance Shares that remain unvested shall be forfeited, and such forfeiture shall be effected pursuant to the prompt repurchase of those Performance Shares by the Company for a cash lump sum equivalent to the par value of those Performance Shares.

g)	OUTPLACEMENT SERVICES. Intelsat will provide payment for outplacement or executive recruitment services of the Executive’s choosing, as follows. All bills for such services must be submitted for payment to Intelsat in care of Anita Saltos, Human Resources Department. Intelsat will pay all such bills from a professional outplacement services provider up to a maximum of $15,000.

h)	LIFE INSURANCE. Executive, at his option and his own expense, may convert his executive life insurance policy into a personal policy subject to and in accordance with the terms thereof.

i)	Except as set forth in this Agreement or as required by federal, state or local law, Executive shall not be entitled to any additional benefits relating to Executive’s separation of employment; provided, however, that this Agreement does not affect or impair Executive’s rights to benefits as a terminated employee pursuant to any Intelsat retirement plan, including the Staff Retirement Plan, the Supplemental Retirement Income Plan, the Restoration Plan, and the Deferred Compensation Plan (formerly called the Supplemental Executive Retirement Plan), in which he is a participant.

2) RELEASE. Executive, on Executive’s own part and on behalf of Executive’s dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges Intelsat and their respective parent, subsidiaries, affiliates, owners, trustees, directors, officers, agents, executives, stockholders, representatives, assigns, and successors (collectively referred to as “Intelsat Releasees”) with respect to and from any and all claims, wages, agreements, contracts, covenants, actions, suits, causes of action, expenses, attorneys’ fees, damages, and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Executive has at any time heretofore owned or held against said Intelsat Releasees, including, without limitation, those arising out of or in any way connected with Executive’s employment relationship with Intelsat or Executive’s separation from employment with Intelsat, the Intelsat Change of Control Severance Program, the 2004 Share Incentive Plan, the Deferred Cash Account, the January 28, 2005 award of equity, and any other aspects of Executive’s compensation, benefits, and equity awards, equity ownership or repurchase of equity from Executive by Intelsat or its affiliates, except with respect to those benefits set forth in Paragraph 1 of this Agreement.

3) TIME TO CONSIDER AGREEMENT. Executive may take twenty-one (21) days from the date this Release is presented to Executive to consider whether to execute this Release, and may wish to consult with an attorney prior to execution of this Release. Executive, by signing this Agreement, specially acknowledges that he is waiving his right to pursue any claims under federal, state or local discrimination laws, including the Age Discrimination in Employment Act, 29 U.S.C. Section 626 et seq., which may have arisen prior to the execution of this Release. This Release shall become final and irrevocable upon the expiration of the seven (7) day period following Executive’s execution of the Release, during which time Executive may revoke this Release, and after which time this Release shall be final and irrevocable.

4) RESTRICTIVE COVENANTS INTACT. Executive hereby acknowledges the continuing validity and enforceability of the terms of the Employment Agreement, including without limitation the cooperation covenant of Section 4.7 (“Cooperation”) and noncompetition covenant of Section 5.3 (“Noncompete”), the Conflict of Interest and Confidentiality Agreement, and/or any other confidentiality agreement or restrictive covenant that Executive signed during Executive’s employment with Intelsat; and Executive further agrees that in the last sentence of Section 4.7 and the first and second sentences of Section 5.2 (and for purposes of the defined term in Section 5.3) of the Employment Agreement, the time periods (180 days and one year, respectively) shall each be replaced with “two (2) years.” Without limiting the foregoing, the Executive shall continue to cooperate with the Company in connection with government inquiries by the Federal Communications Commission or U.S. Department of Justice, or any other governmental agency, to a reasonable extent consistent with their other business commitments. Executive hereby affirms his understanding that Executive must remain in compliance with these terms following the Separation Date. In the event that it should be proven in a court of competent jurisdiction that Executive has materially violated any of the terms of the Cooperation or Noncompete covenants or the Conflict of Interest and Confidentiality Agreement and has failed to cure such breach following receipt of written notice of same and a reasonable opportunity to cure, Executive shall repay Intelsat, in addition to any other relief or damages to which Intelsat might be entitled, the Separation Benefits described in subparagraph 1(b).

5) NONDISPARAGEMENT. Executive hereby covenants and agrees that Executive will not at any time, directly or indirectly, orally, in writing or through any medium including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication) disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of Intelsat or any of the Intelsat Releasees. Executive further agrees that if Executive breaches this nondisparagement provision, Executive shall repay Intelsat the Separation Benefits described in subparagraph 1(b). Executive shall have the right to review and comment upon, but not the right to approve, the press release and all-staff communications announcing his departure from the Company.

6) REFERENCES. All inquiries to Intelsat concerning Executive’s employment shall be directed to the Intelsat Global Service Corporation Senior Vice President, Corporate Services and Government Relations, who shall confirm dates of employment and level of compensation of the Executive during Executive’s employment with Intelsat.

7) MISCELLANEOUS. This Agreement is governed by the laws of the District of Columbia. If any of the provisions of this Agreement are held to be illegal or unenforceable, the Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

8) RETURN OF PROPERTY. As of the Separation Date, Executive shall return to the Company all property belonging to Intelsat, including, without limitation, all keys, access cards, credit cards, passwords, access codes, and other information necessary to access any computer or electronic database; all books, files, documents, and electronic media; and all Company property of any kind that Executive has in his possession or control, or that Executive obtained from the Company, except that Executive may keep his Treo handheld device and the telephone number associated with such device shall be transferred to him for his personal use, it being acknowledged that the Executive will establish a personal account and be liable for payment of all charges incurred by him after the Separation Date.

9) ENTIRE AGREEMENT. Executive agrees that this Agreement contains and comprises the entire agreement and understanding between Executive and Intelsat regarding Executive’s termination of employment; that there are no additional promises between Executive and the Company other than those contained in this Agreement or any continuing obligations other than those referenced in this Agreement; and that this Agreement shall not be changed or modified in any way except through a writing that is signed by both the Executive and the Company; provided, that the obligations of Executive under the Shareholders Agreement, dated as of January 27, 2005, by and among Holdings and the Shareholders (as defined therein) remain in effect without amendment by this Agreement.

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains voluntarily and knowingly, and with full understanding of its consequences.

Intelsat Holdings, Ltd.
Intelsat Global Service Corporation

/s/ Kevin Mulloy	By	/s/ Phillip Spector
Kevin Mulloy		Phillip Spector
Executive Vice President and General Counsel

Date: January 31, 2006	Date: January 25, 2006

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